QUANEX CORPORATION

Exhibit 99.1

HISTORICAL INDUSTRY SEGMENT FINANCIAL DATA
(In thousands)
(Unaudited)

For the Year Ended October 31, 2006:	Q1 2006	Q2 2006	Q3 2006	Q4 2006	FY 2006
Net sales:
Vehicular Products (1)	$218,773	$245,397	$259,836	$264,793	$988,799

Engineered Building Products (2)	126,286	127,355	138,827	132,157	524,625
Aluminum Sheet Building Products	103,980	139,530	161,071	135,192	539,773

Building Products	230,266	266,885	299,898	267,349	1,064,398
Corporate, Intersegment Eliminations & Other	(4,470)	(5,046)	(6,687)	(4,422)	(20,625)

Net sales	$444,569	$507,236	$553,047	$527,720	$2,032,572

Operating income:
Vehicular Products (1)	$33,249	$40,422	$40,297	$40,603	$154,571

Engineered Building Products (2)	10,618	12,657	15,886	13,379	52,540
Aluminum Sheet Building Products	16,089	22,408	25,753	17,927	82,177

Building Products	26,707	35,065	41,639	31,306	134,717
Corporate, Intersegment Eliminations & Other	(5,732)	(6,642)	(12,909)	(12,611)	(37,894)

Operating Income	$54,224	$68,845	$69,027	$59,298	$251,394

For the Year Ended October 31, 2005:	Q1 2005	Q2 2005	Q3 2005	Q4 2005	FY 2005
Net sales:
Vehicular Products (1)	$269,797	$283,666	$233,687	$230,038	$1,017,188

Engineered Building Products (2)	80,323	116,630	140,066	150,559	487,578
Aluminum Sheet Building Products	119,633	131,896	124,824	107,759	484,112

Building Products	199,956	248,526	264,890	258,318	971,690
Corporate, Intersegment Eliminations & Other	(4,551)	(4,216)	(6,018)	(5,086)	(19,871)

Net sales	$465,202	$527,976	$492,559	$483,270	$1,969,007

Operating income:
Vehicular Products (1)	$44,551	$61,459	$47,932	$36,725	$190,667

Engineered Building Products (2)	6,309	10,745	21,303	20,850	59,207
Aluminum Sheet Building Products	15,833	20,577	21,501	14,314	72,225

Building Products	22,142	31,322	42,804	35,164	131,432
Corporate, Intersegment Eliminations & Other	(7,248)	(6,320)	(14,515)	(1,241)	(29,324)

Operating Income	$59,445	$86,461	$76,221	$70,648	$292,775

QUANEX CORPORATION
HISTORICAL INDUSTRY SEGMENT FINANCIAL DATA (continued)
(In thousands)
(Unaudited)

For the Year Ended October 31, 2004:	Q1 2004	Q2 2004	Q3 2004	Q4 2004	FY 2004
Net sales:
Vehicular Products (1)	$127,871	$209,299	$220,417	$241,002	$798,589

Engineered Building Products (2)	40,924	57,881	71,067	70,308	240,180
Aluminum Sheet Building Products	83,359	105,453	111,363	119,552	419,727

Building Products	124,283	163,334	182,430	189,860	659,907
Corporate, Intersegment Eliminations & Other	(4,247)	(4,961)	(6,189)	(5,202)	(20,599)

Net sales	$247,907	$367,672	$396,658	$425,660	$1,437,897

Operating income (loss):
Vehicular Products (1)	$9,727	$12,906	$24,677	$26,655	$73,965

Engineered Building Products (2)	5,117	7,838	13,092	13,646	39,693
Aluminum Sheet Building Products	(157)	3,515	6,314	13,809	23,481

Building Products	4,960	11,353	19,406	27,455	63,174
Corporate, Intersegment Eliminations & Other	(3,505)	(5,803)	(9,890)	(18,944)	(38,142)

Operating Income	$11,182	$18,456	$34,193	$35,166	$98,997

(1)	MACSTEEL Monroe’s results of operations have been included beginning January 1, 2004.

(2)	TruSeal’s results of operations have been included beginning January 1, 2004 (fiscal 2004), and Mikron’s results of operations have been included beginning December 9, 2004 (fiscal 2005).